UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 24, 2010

Active Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12

Austin, Texas 78758

(Address of principal executive offices, including zip code)

(512) 836-6464

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 24, 2010, Active Power, Inc., a Delaware corporation (the “Company”), received a written notification of deficiency from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it fails to comply with Nasdaq’s Marketplace Rule 5450(a)(1) (the “Rule”) because the bid price for the Company’s common stock, over the last 30 consecutive business days, has closed below the minimum $1.00 per share requirement for continued listing. The Nasdaq notification dated March 24, 2010 has no immediate effect on the listing of the Company’s common stock.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until September 20, 2010, to regain compliance with the Rule. If at any time before September 20, 2010, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Rule. If compliance with the Rule cannot be demonstrated by September 20, 2010, the Company’s common stock will be subject to delisting from The Nasdaq Global Market.

In the event that the Company receives notice that its common stock is being delisted from The Nasdaq Global Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Hearings Panel. Alternatively, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 5505, except for the bid price requirement. If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the Rule in order to remain on The Nasdaq Capital Market.

The Company will continue to monitor the bid price for its common stock and consider various options available to it if its common stock does not trade at a level that is likely to regain compliance.

The Company issued a press release on March 30, 2010 that disclosed its receipt of this letter from Nasdaq. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated March 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2010		ACTIVE POWER, INC.

	By:	/s/ John Penver
John Penver Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 30, 2010.